FEE WAIVER AGREEMENT

[ ], 2016

Exchange Traded Concepts Trust
10900 Hefner Pointe Drive, Suite 207
Oklahoma City, OK 73120

Re:	Waiver of Portion of Advisory Fees

Dear Board of Trustees of Exchange Traded Concepts Trust:

Reference is made to the investment advisory agreement by and between Exchange Traded Concepts Trust, on behalf of each fund listed on Schedule A hereto (each, a “Fund” and together, the “Funds”), and Exchange Traded Concepts, LLC (the “Adviser”), dated May 26, 2015 (as further amended, restated, or otherwise modified from time to time, the “Advisory Agreement”).  Pursuant to the Advisory Agreement, each Fund pays an investment advisory fee to the Adviser as specified in such agreement (the “Fund Management Fee”).

Waiver of Subsidiary Management Fee

Each Fund intends to invest a portion of its assets in a Cayman Islands exempted company (each, a “Subsidiary”), as indicated in Schedule A. For each Subsidiary, pursuant to a management agreement between the Subsidiary and the Adviser (the “Subsidiary Agreement”), the Adviser will: (i) provide management services; (ii) pay all expenses incurred by the Subsidiary except for the fee paid to the Adviser pursuant to the Subsidiary Agreement (the “Subsidiary Management Fee”), interest, taxes, brokerage commissions and other expenses incurred in placing or settlement of orders for the purchase and sale of securities and other investment instruments, acquired fund fees and expenses (“AFFE”), accrued deferred tax liability, and extraordinary expenses; and, in consideration thereof, (iii) receive the Subsidiary Management Fee.

The Adviser hereby agrees to waive all or any portion of the Fund Management Fee that would otherwise be paid by that Fund to the Adviser in any period in an amount equal to the amount of the Subsidiary Management Fee, if any, actually paid by the Subsidiary to the Adviser under the Subsidiary Agreement during such period.  This undertaking will continue in effect with respect to a Fund for so long as the Fund invests in its Subsidiary.

Waiver of Acquired Fund Fees and Expenses

Each Fund intends to, and each Subsidiary may, invest a portion of its assets in shares of other investment companies (“Acquired Funds”) and, in connection with such investment, may incur AFFE.  The Adviser hereby agrees to waive all or any portion of the Fund Management Fee to the extent of the amount of any AFFE (excluding AFFE generated from holdings in Acquired Funds for cash management purposes) incurred by a Fund or a Subsidiary.   This undertaking will continue in effect with respect to each Fund and each Subsidiary for so long as the Fund and the Subsidiary invest in Acquired Funds and is entered into notwithstanding the terms of the Advisory Agreement and the Subsidiary Agreement, which provide that the Adviser is not responsible for paying AFFE incurred by a Fund or a Subsidiary.

Effect of this Agreement; Amendments; Termination

This letter agreement modifies the terms of the Advisory Agreement and the Subsidiary Agreement and to the extent of any conflict between the terms of this agreement and the terms of the Advisory Agreement or the Subsidiary Agreement, the terms of this agreement will prevail. This agreement and the rights and obligations of the parties hereunder will be governed by, and interpreted, construed and enforced in accordance with, the laws of the State of Delaware without regard to the choice of law or conflicts of law principles thereof that would result in the application of the law of any other jurisdiction.

We agree that this agreement can only be amended or terminated with respect to a Fund upon the approval of the Trust’s Board of Trustees, except that it will automatically terminate if the Advisory Agreement with the Trust terminates.

Please confirm your understanding of and agreement with the subject matter herein by returning an originally executed copy of this letter agreement to the address first written above.

Very truly yours,

EXCHANGE TRADED CONCEPTS, LLC

By:
Name: J. Garrett Stevens
Title: Chief Executive Officer

ACKNOWLEDGED AND AGREED

EXCHANGE TRADED CONCEPTS TRUST,
for and on behalf of the Funds listed on Schedule A hereto

By:
Name: J. Garrett Stevens
Title: President

SCHEDULE A

Fund	Subsidiary
REX Gold Hedged S&P 500 ETF	REX Gold Hedged S&P 500 Subsidiary I
REX Gold Hedged FTSE Emerging Markets ETF	REX Gold Hedged FTSE Emerging Markets Subsidiary I

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